                                                                    Exhibit 10.8

                      [Letterhead of Evenflo Company, Inc]

                                                                 January 4, 1999

Dear George,

      Evenflo Company, Inc. has determined that it is in our best interest to assure your continued dedication following the August 20, 1998 closing of the sale of Evenflo stock pursuant to the Stock Purchase Agreement between KKR 1996 Fund and Lisco, Inc. dated July 30, 1998, thereby changing your responsibilities and reporting relationships on August 20, 1998 (the "Event"). However, the Event may constitute a basis for you to terminate your employment for "Good Reason" pursuant to your agreement with Spalding & Evenflo Companies, Inc. ("S&E") dated as of May 1, 1996 (the "1996 Agreement"), which has been assigned to Evenflo by S&E through an instrument dated October 29, 1998. Such termination would entitle you to receive severance benefits under Section 6.1 of the 1996 Agreement. Please note that all capitalized terms that are not defined herein shall have the meanings set forth in the 1996 Agreement.

      Therefore, in order to encourage you to remain in the employ of Evenflo, Evenflo desires to amend the 1996 Agreement to provide you with compensation and other benefits, in accordance with the terms and conditions set forth therein, as amended hereby.

      Evenflo agrees to continue to employ you and you hereby agree to remain employed by Evenflo during the term set forth below. You shall report to the Chief Executive Officer of Evenflo ("CEO") and shall have the powers, responsibilities and authorities as are assigned by the CEO. Subject to the foregoing, your responsibilities will include the leadership and management of Sales and Marketing departments, coordination with International, Operations and other key functional departments of Evenflo and contribution of experience and expertise to senior management staff and the CEO.

      Unless otherwise mutually agreed, Section 1.6 of the 1996 Agreement is amended so that your Employment Period shall terminate upon the Date of Termination, which shall be the earlier of (i) June 1, 1999 or (ii) termination of employment by Evenflo or you for any reason. Termination of employment by Evenflo for any reason other than Cause or by you for any reason shall require that Notice of Termination be provided at least sixty (60) days prior to the Date of Termination.

      For purposes of the Event, the six month time period during which you must give Notice of Termination as a consequence of Good Reason pursuant to Section
1.7 of the

1996 Agreement, which would ordinarily expire on February 20, 1999, shall be extended to terminate on April 1, 1999.

      Your Annual Base Salary while you are employed, commencing on the date hereof and ending upon the Date of Termination, shall be at the rate of $301,600 per annum.

      We agree that the Event caused changes in your responsibilities and reporting relationships and, therefore, constitutes Good Reason pursuant to
Section 1.7(i) of the 1996 Agreement. If the Employment Period and your employment are terminated (i) by you for Good Reason, pursuant to a Notice of Termination during the Employment Period and otherwise in accordance with the 1996 Agreement as amended hereby or (ii) by Evenflo without Cause (Awithout Cause@ shall not include death, Disability, Retirement or expiration of the Employment Period), you shall be entitled to: (i) $923,833.40, payable in monthly installments equal to $26,395.24 over the 35 months following the Date of Termination; (ii) one lump sum payment equal to $50,254.00, payable no later than 45 days following the Date of Termination; and (iii) certain vesting rights and benefits, all as set forth in Exhibit A hereto, which we agree are the total payments and benefits due under Section 6.1 of the 1996 Agreement. Section 6.1 of the 1996 Agreement is hereby amended by this paragraph and Exhibit A. If, however, the Employment Period and your employment are terminated (i) by you without Good Reason, (ii) by Evenflo for Cause, (iii) due to death, (iv) due to Disability, (v) by reason of Retirement, (vi) by reason of expiration of the Employment Period or (vii) by you for Good Reason, but not pursuant to a Notice of Termination during the Employment Period and otherwise in accordance with the 1996 Agreement as amended hereby, you shall not be entitled to severance payments or benefits under Section 6.1 of the 1996 Agreement, notwithstanding the Good Reason which arose on August 20, 1998.

      In consideration of Evenflo's provision of benefits and payments under the 1996 Agreement as amended hereby, you agree (i) to execute and make effective a General Release in substantially the form attached hereto as Exhibit B and (ii) to execute and make effective a Settlement Agreement and General Release that is substantially similar to the form attached hereto as Exhibit B and is reasonably satisfactory in form and substance to the Company upon the Date of Termination.

      The validity, interpretation, construction and performance of the 1996 Agreement as amended hereby shall be governed by the laws of the State of New York, without regard to conflicts of laws principles thereof, hereby amending
Section 11 of the 1996 Agreement.

      Section 10 of the 1996 Agreement is amended so that notices to Evenflo shall be addressed as follows:

----------
(1) The portion of these payments attributable to perquisite allowance and administrative support allowance, as set forth in Exhibit A hereto, shall cease immediately in the event of your death.

            Evenflo Company, Inc.
            Northwoods Business Center II
            707 Crossroads Court
            Vandalia, Ohio 45377
            Attn: Richard W. Frank, Chief Executive Officer

            with copies to:

            Simpson Thacher & Bartlett
            425 Lexington Avenue
            New York, New York  10017
            Attn: Arthur Robinson, Esq.

            and

            Kohlberg Kravis Roberts & Co.
            9 West 57th Street
            New York, New York  10019
            Attn: Marc S. Lipschultz

      Section 15 of the 1996 Agreement is amended so that the 1996 Agreement, after giving effect to this letter agreement, contains the entire agreement between the parties concerning the subject matter hereof.

      This letter agreement may be executed in counterparts, each of which will be deemed an original.


                                           EVENFLO COMPANY, INC.


                                           By /s/ Richard W. Frank
                                              ---------------------------
                                           Name:  Richard W. Frank
                                           Title: Chief Executive Officer

                                           Agreed:


                                               /s/ George A. Harris
                                           ------------------------------
                                                   George A. Harris

                                                                       EXHIBIT A

                           PAYMENTS AND BENEFITS UNDER
                       SECTION 6.1 OF THE 1996 AGREEMENT(2)
                       ----------------------------------

I.   SEVERANCE AND PERQUISITES - For the 35-month period following the Date of
     Termination:

                                                                                     MONTHLY
                                                                                     PAYMENT:
     A.   Monthly payments equal to your highest monthly Annual Base Salary during the 36-month period immediately preceding September 1996
          (35-month total = $606,666.67):                                           $17,333.33

     B.   Monthly payments equal to 40% (target bonus) of your highest monthly
          Annual Base Salary during the 36-month period immediately preceding
          September 1996 (35-month total = $242,667):                               $ 6,933.34

     C.   Monthly payments of your continued perquisite allowance (35-month
          total = $24,500):                                                         $   700.00(3)

     D.   Monthly payments for an administrative support allowance (35-month
          total = $50,000):                                                         $ 1,428.57(4)
                                                                                    ----------

                                                      TOTAL MONTHLY PAYMENTS:       $26,395.24








---------

(2) All payments and benefits shall be subject to applicable withholding and other deductions required by law.

(3) This payment shall cease immediately in the event of your death during the 35-month period following the Date of Termination.

(4) This payment shall cease immediately in the event of your death during the 35-month period following the Date of Termination.

II.  SPECIAL PLAN BENEFITS:


                                                                                     LUMP SUM
                                                                                     PAYMENT:
     A.   Lump-sum, payable no later than 45 days following the Date of
          Termination, equal to the amount by which your benefit under the following plans would have been increased if contributions under such plans had continued during the 35-month period following the Date of
          Termination:

          o    Evenflo Savings Plus Plan:                                           $13,854.00

          o    Evenflo Retirement Account Plan (including the Evenflo
               Supplemental Plan):                                                  $36,400.00

                                                       TOTAL LUMP SUM PAYMENT:      $50,254.00


III. OTHER RETIREMENT PLAN BENEFITS:

     A. You are 100% vested in your account balances under the Evenflo Savings Plus Plan, the Evenflo Supplemental Retirement Plan and the Evenflo Retirement Account Plan, and any amendment, modification or termination of any such plan which occurred between September 30, 1996 and October 1, 1998 shall not be effective against you or change any of your rights thereunder. Such benefit shall be payable in accordance with the terms of the applicable plans.

IV.  WELFARE BENEFIT CONTINUATION:

     A. For the 35-month period following the Date of Termination, the Company shall continue your life, disability, accident and health insurance benefits on substantially similar terms (and at the same cost) to those that are provided from time to time to active employees in a commensurate position (the final 18 months of which shall be deemed to constitute the full amount of your entitlement to COBRA benefits); PROVIDED, HOWEVER, that such benefits shall be reduced to the extent comparable benefits are actually received by or made available to you without cost during such 35-month period (and you shall report any such benefits actually received by you to the Company).

                                                                       EXHIBIT B

                                 GENERAL RELEASE
                           dated as of January 4, 1999

     WHEREAS, GEORGE A. HARRIS ("Mr. Harris") and EVENFLO COMPANY, INC. (the "Company") desire to enter into an agreement regarding Mr. Harris' continued employment with the Company or any of its subsidiaries, effective as of January 4, 1999 (the "Effective Date"); and

     WHEREAS, in order to avoid any dispute as to the rights and obligations of the parties, the parties have agreed to execute and comply fully with the terms of this General Release (the "Release").

     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, Mr. Harris and the Company agree and covenant as follows:

     1. By entering into this Release, neither of the parties hereto admit, and each specifically denies, any liability, wrongdoing or violation of any law, statute, regulations, agreement or policy.

     2. In consideration of the obligations upon Mr. Harris as set forth in this Release, and in full settlement and final satisfaction of any and all claims, contractual or otherwise, which Mr. Harris had, has or may have against the Company or the Released Parties (as defined in Section 3 hereof) with respect to his employment with the Company and its subsidiaries or otherwise arising on or prior to the Effective Date, except to the extent that any such claim concerns an allegation that the Company has failed to comply with any obligations created by this Release, the Company agrees to enter into a letter agreement (the "1999 Agreement") amending the agreement between Mr. Harris and Spalding & Evenflo Companies, Inc. ("S&E") dated May 1, 1996 (the "1996 Agreement"), which has been assigned to the Company through instrument dated October 29, 1998.

     3. (a) Except as expressly set forth herein, Mr. Harris, for and in consideration of the 1999 Agreement and for other good and valuable consideration, hereby releases and forever discharges, and by this Release does release and forever discharge, the Company, the Company's divisions, merged entities and affiliates, stockholders (including without limitation all affiliates of Kohlberg Kravis Roberts & Co. L.P., Lisco, Inc., Abarco N.V. and Great Star Corporation), subsidiaries, parents, branches, predecessors, successors, assigns, officers, directors, trustees, employees, agents, administrators, representatives, attorneys, insurers or fiduciaries, past, present or future (the "Released Parties") of and from all debts, obligations, promises, covenants, collective bargaining obligations, agreements, contracts, endorsements, bonds, controversies, disputes, claims, suits or causes of actions known or unknown, suspected or unsuspected, of every kind and nature whatsoever, which may heretofore have existed or which may exist as of the Effective Date, including but not limited to those arising under the Age

Discrimination in Employment Act of 1967, as amended, ("ADEA"), Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Equal Pay Act, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Americans with Disabilities Act, as amended, the Reconstruction Era Civil Rights Act, as amended, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act of 1992, and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any and all claims arising on or prior to the Effective Date from or derivative of Mr. Harris' employment with the Company and its subsidiaries or otherwise as well as any rights or claims Mr. Harris or his attorney has or may have for costs, expenses, attorneys' fees or otherwise, except with respect to
(i) any claim arising from or derivative of any criminal conduct or fraud, (ii) the breach by the Company of its obligations under Section 2 herein, (iii) any claim against Spalding Holdings Corporation arising under the Management Stockholder's Agreement between S&E and Mr. Harris dated as of February 11, 1997, the Non-Qualified Stock Option Agreement between S&E and Mr. Harris dated as of February 11, 1997, the Addendum to Option Agreement between S&E and Mr. Harris (undated) and the Sale Participation Agreement among Strata Associates, L.P., KKR Partners II, L.P. and Mr. Harris, (iv) any claim against the Company for breach of fiduciary duties with respect to employee benefit plans under which Mr. Harris is a participant, provided that such claim is held by participants generally and (v) any claim for indemnification from the Company or its subsidiaries in connection with Mr. Harris' service as director, officer or employee of the Company or any subsidiary of the Company.

     (b) Except as expressly set forth herein, the Company (on behalf of itself and its subsidiaries), Kohlberg Kravis Roberts & Co. L.P., and KKR 1996 Fund L.P., for and in consideration of performance of the obligations as set forth in this Release and for other good and valuable consideration, hereby release and forever discharge, and by this Release do release and forever discharge, Mr. Harris of and from all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, disputes, claims, suits or causes of actions known or unknown, suspected or unsuspected, of every kind and nature whatsoever, which may heretofore have existed or which may exist as of the Effective Date, including but not limited to federal, state or local laws of any type or description regarding employment, including but not limited to any and all claims arising on or prior to the Effective Date from or derivative of Mr. Harris' employment with the Company or otherwise, as well as any rights or claims the Company (on behalf of itself and its subsidiaries), Kohlberg Kravis Roberts & Co. L.P. or KKR 1996 Fund L.P. or their attorneys have or may have for costs, expenses, attorneys' fees or otherwise, except with respect to any claims arising from or derivative of any criminal conduct or fraud.

     (c) Mr. Harris covenants and agrees not to sue, file any grievance, arbitration or other proceeding, administrative or judicial, against the Released Parties and the Company (on behalf of itself and its subsidiaries), Kohlberg Kravis Roberts & Co. L.P. and KKR 1996 Fund L.P. covenant and agree not to sue, file any grievance, arbitration or other proceeding, administrative or judicial, against Mr. Harris in any court of law or equity, or before any administrative agency, with respect to any matter whatsoever released hereby, including but not limited to matters arising from or derivative of Mr. Harris' employment with the Company or otherwise.

     4. (a) Mr. Harris agrees that, without limiting the Released Parties' remedies, any material violation or breach by him of this Release or the institution of any grievance, arbitration or other proceeding, administrative or judicial, by Mr. Harris against any of the Released Parties in violation of this Release shall give rise to an action by any such Released Party, including, but not limited to, the Company, Kohlberg Kravis Roberts & Co. L.P. or KKR 1996 Fund L.P. for relief including, but not limited to, damages caused by such breach and shall forever release and discharge the applicable Released Party from the performance of its obligations arising from this Release but shall not release Mr. Harris from the performance of his obligations pursuant to this Release.

     (b) The Company agrees that, without limiting Mr. Harris' remedies, any material violation or breach by the Company, Kohlberg Kravis Roberts & Co. L.P. or KKR 1996 Fund L.P. of this Release or the institution of any grievance, arbitration or other proceeding, administrative or judicial, by any of the Released Parties against Mr. Harris in violation of this Release shall give rise to an action by Mr. Harris for relief including, but not limited to, damages caused by such breach and shall forever release and discharge Mr. Harris from the performance of his obligations arising from this Release with respect to the applicable Released Party but shall not release the Company, Kohlberg Kravis Roberts & Co. L.P. or KKR 1996 Fund L.P. from the performance of its obligations pursuant to this Release.

     5. Should any provision of this Release be found to be in violation of any law, or ineffective or barred for any reason whatsoever, the remainder of this Release shall be in full force and effect to the maximum extent permitted by law.

     6. The Company and Mr. Harris agree to execute such other documents and to take such other actions as may be reasonably necessary to further the purposes of this Release.

     7. Mr. Harris acknowledges and agrees that, in deciding to execute this Release, he has had the opportunity to consult with legal, financial and other personal advisors of his own choosing as he deems appropriate, in assessing whether to execute this Release and that he has consulted with legal counsel. Mr. Harris represents and acknowledges that no representations, statement, promise, inducement, threat or suggestion has been made by the Company or the Released Parties to influence him to sign this Release except such statements as are expressly set forth herein. Mr. Harris agrees that he has been given a minimum of twenty-one (21) days within which to consider the terms and effects of this Release and to consult with, and to ask any questions that he may have of anyone, including legal counsel and other personal advisors of his own choosing, and that he has executed this Release voluntarily and with full understanding of its terms and effects. Mr. Harris understands that in executing the Release he is, INTER ALIA, giving up any rights and claims he may have under the ADEA. The Company and Mr. Harris agree that Mr. Harris has a period of seven
(7) days after signing this Release within which to revoke his agreement, and neither the Company nor any other person is obligated to make any payments or provide any other benefits to Mr. Harris hereunder until eight (8) days have passed since the signing of this Release so long as no revocation has occurred. Mr. Harris further agrees that no fact, evidence, event or transaction currently unknown to him but which hereafter may become known to him shall affect in any way or manner the final and unconditional nature of this Release.

     8. The foregoing represents the entire agreement between Mr. Harris and the Company and supersedes all prior agreements or understandings, written or oral, between them, other than the 1996 Agreement as amended by the 1999 Agreement. This Release may not be changed or modified, except by a written instrument signed by Mr. Harris, the Company, Kohlberg Kravis Roberts & Co. L.P. and KKR 1996 Fund L.P.

     9. This Release shall be construed, interpreted and governed in accordance with the laws of the state of New York, without reference to rules relating to conflicts of law.

     10. This Release may be executed in two or more counterparts, each of which will be deemed an original.

/s/ George A. Harris
----------------------------------
George A. Harris


----------------------------------

----------------------------------
address



STATE OF _______ )
                 :  ss.:
COUNTY OF _____  )

     On January ___, 1999, before me personally came George A. Harris to me known and known to me to be the individual described in, and who executed, the foregoing General Release, and duly acknowledged to me that he executed same.


                                                     ---------------------------
                                                            Notary Public

EVENFLO COMPANY, INC.,
    on behalf of itself and its subsidiaries

    By: /s/ Richard W. Frank
        ---------------------------------
        Name: Richard W. Frank
        Title:  CEO

KOHLBERG KRAVIS ROBERTS & CO. L.P.

     By: KKR & CO. L.L.C., its general partner

         By: /s/ Michael T. Tokarz
             ----------------------------
             Name: Michael T. Tokarz
             Title: Member

KKR 1996 FUND L.P.

     By: KKR Associates 1996 L.P., its general partner

         By: KKR 1996 GP L.L.C., its general partner

         By: /s/ Michael T. Tokarz
             ----------------------------
             Name: Michael T. Tokarz
             Title: Member